Exhibit 5.2

Our reference	: WWH.20011.25

29 September 2025

SMJ Furnishings (S) Pte Ltd

31 Jurong Port Road

#02-20, Jurong Logistics Hub

Singapore 619115

US Tiger Securities, Inc.

437 Madison Ave

27th Floor

New York, NY 10022

Dear Sirs

SMJ FURNISHINGS (S) PTE LTD (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-1 OF SMJ INTERNATIONAL HOLDINGS INC.

1.	We have acted as Singapore legal counsel to the Company in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F-1 (the “Registration Statement”) filed by SMJ International Holdings Inc. (the “ListCo”) with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the public offering (“Offering”) of up to 2,500,000 Class A ordinary shares (“Ordinary Shares”) in the capital of the ListCo being offered by the ListCo. We have taken instructions solely from the Company.

2.	For the purpose of rendering this opinion, we have examined:

(a)	a copy of the Registration Statement on Form F-1;

(b)	a copy of the Constitution of the Company;

(c)	a copy of the Certificate Confirming Incorporation of the Company dated 12 February 1988 issued by the Registry of Companies and Businesses confirming that the Company is a private company limited by shares;

(d)	a copy of the Share Swap Agreement dated 8 November 2024 entered into between Lui Oi Kheng, Ho Pei Yuan Rena, Ho Wan Jing Nellie, Lee Lay Choo (collectively, the “Vendors”) and the ListCo setting out the terms of the following transfers of shares in the Company to SMJ Furnishings Inc., being a wholly-owned subsidiary of the ListCo (the “Share Swap Agreement”):

(i)	the sale and transfer of an aggregate of 3,500,000 ordinary shares in the capital of the Company (“Shares”) (“Transfer Shares”) from the respective Vendors to SMJ Furnishings Inc. for an aggregate consideration of S$7,200,000, in the manner set out below:

(1)	1,575,000 Shares from Lui Oi Kheng to SMJ Furnishings Inc.;

(2)	875,000 Shares from Ho Pei Yuan, Rena to SMJ Furnishings Inc.;

(3)	875,000 Shares from Ho Wan Jing, Nellie to SMJ Furnishings Inc.; and

(4)	175,000 Shares from Lee Lay Choo to SMJ Furnishings Inc.

(collectively, the “Share Transfers“);

(ii)	the aggregate consideration of S$7,200,000 for the Share Transfers to be satisfied by the crediting of 100 nil-paid shares in SMJ Furnishings Inc. (“SFI Shares”) (which had been issued by SMJ Furnishings Inc. to Ho Pei Yuan, Rena at incorporation) as fully-paid, and the allotment and issuance of an aggregate of 9,900 SFI Shares credited as fully-paid to the respective Vendors as follows:

(1)	4,500 SFI Shares to Lui Oi Kheng;

(2)	2,400 SFI Shares to Ho Pei Yuan, Rena;

(3)	2,500 SFI Shares to Ho Wan Jing, Nellie; and

(4)	500 SFI Shares to Lee Lay Choo.

(e)	the following documents relating to the Share Transfers as described below (collectively, the “Share Transfer Documents”):

(i)	a copy of the resolution in writing of the board of directors of the Company approving the Share Transfers dated 8 November 2024;

(ii)	the share transfer forms dated 30 October 2024 executed by the respective Vendors and SMJ Furnishings Inc. in respect of the Share Transfers, together with a copy of the Certificate of Stamp Duty issued by the Inland Revenue Authority of Singapore on 14 November 2024; and

(iii)	the filing made with the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) dated 12 November 2024 in respect of the Share Transfers;

(f)	a copy of the letter dated 18 July 2025 from Oversea-Chinese Banking Corporation Limited in relation to the consent of change in shareholding of the Company pursuant to the Share Transfers;

(g)	e-litigation search results conducted on the Company on 17 April 2025 and 29 September 2025 for the years 2015 to 2025, evidencing an ongoing litigation suit filed on 19 September 2025 by the Company (as plaintiff) against Innotrend Pte. Ltd. (as defendant) in respect of the provision of services (excluding renovation) for a claim of approximately S$18,000 (the “Innotrend Suit”); and

(h)	such other documents as we have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

4.	We have assumed:

(a)	the completeness and correctness of all facts stated in all documents submitted to us and all information provided by the Company to us;

(b)	the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	that copies of each of the Share Transfer Documents and all documents submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(d)	that the Share Transfer Documents and all documents submitted to us have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Share Transfer Documents;

(e)	that, (i) the information disclosed by the electronic searches made on 29 September 2025 (the “ACRA Searches”) of the electronic records of ACRA against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(f)	that, (i) the information disclosed by the electronic searches made on 17 April 2025 and 29 September 2025 (the “E-Litigation Searches”) of the electronic records of the e-litigation against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the E-Litigation Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the E-Litigation Searches;

(g)	the completeness, correctness and validity of the documents which we have relied on in issuing this opinion;

(h)	that the documents and information, when provided, were as current as possible at the time of our enquiries and that no changes had occurred or were envisaged without us being made aware of it;

(i)	that unless we were informed by the Company, no updated information or material were added to the material, files and information provided to us by the Company;

(j)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(k)	all of the warranties, undertakings and obligations of the parties to the Share Swap Agreement and the Share Transfer Documents have been duly fulfilled and completed in accordance with the terms therein; and

(l)	None of the Vendors of the Share Transfers and SMJ Furnishings Inc. had entered into any contract or agreement to transfer or grant any right over any of the Transfer Shares in favour of any other party (save for SMJ Furnishings Inc. in accordance with the terms of the Share Swap Agreement).

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Based upon and subject to the foregoing, and subject to any matters or documents not disclosed to us and subject to the disclosures made in our legal due diligence report to be issued and the Innotrend Suit:

(a)	The Shares in the Company have been duly transferred to SMJ Furnishings Inc., and SMJ Furnishings Inc. holds all of the Shares in the Company as at the date of this opinion; and

(b)	The statements set forth in the Registration Statement under the caption “Government Regulations”, “Exchange Controls and Limitations affecting Shareholders”, “Taxation – Certain Singapore Tax Considerations” and “Service of Process and Enforcement of Civil Liabilities – Singapore” (collectively, the “Relevant Sections”) insofar as such statements constitute summaries of the Singapore legal matters referred to therein as of the date hereof, fairly present the information called for with respect to such legal matters and fairly summarise the matters referred to therein as of the date hereof.

6.	We express no opinion on:

(a)	any financial statements or other financial data, or any other financial, business, statistical, operational, accounting, audit or taxation issues (including matters relating to the prospects and future performance of the Company; and

(b)	any statements or opinions as to prospects, projections or the occurrence of matters in the future,

which are referred to in the Relevant Sections of the Registration Statement.

7.	In preparing the Relevant Sections, we have relied on the material, documents, information and confirmations provided to us by the Company and have not separately conducted any on-site visit, operational due diligence or other verification.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published as at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

10.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11.	This opinion is addressed to and is for the benefit of the Company for the purposes of considering the material legal issues which may have an impact on the Offering. For the avoidance of doubt, this opinion is addressed to US Tiger Securities, Inc. for reference only. This opinion may be relied upon by the Company only in relation to the Offering. Save for the use of this opinion as an exhibit to the Registration Statement, this opinion shall not be distributed to any other persons without our prior written consent and we do not accept a duty of care to any person other than the Company in respect of it.

12.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ Opal Lawyers LLC
Opal Lawyers LLC

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